PROSPECTUS SUPPLEMENT                          FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED JULY 31, 2000                    REGISTRATION NO. 333-37746

                                  $240,000,000

                          IMCLONE SYSTEMS INCORPORATED

                 5 1/2% Convertible Subordinated Notes Due 2005

     This prospectus supplement relates to the resale by the holders of our 5 1/2% Convertible Subordinated Notes Due 2005 and the shares of our common stock issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated July 31, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given to them in the prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the securities of the selling holders as listed below. All information concerning beneficial ownership has been furnished by the selling holders.

                              PRINCIPAL AMOUNT     COMMON STOCK
                                  OF NOTES          OWNED PRIOR     COMMON STOCK
                             BENEFICIALLY OWNED        TO THE          OFFERED
NAME                         AND OFFERED HEREBY   OFFERINGS(1)(2)   HEREBY(1)(2)
---------------------------  ------------------   ---------------   ------------
ICI American Holdings
Trust                             1,900,000            17,244         17,244

Zeneca Holdings Trust             1,155,000            10,482         10,482

Delaware PERS                     3,700,000            33,581         33,581

Southern Farm Bureau Life
Insurance                         1,820,000            16,518         16,518

First Republic Bank                 280,000             2,541          2,541

Starvest Managed Portfolio          190,000             1,724          1,724

AIG/National Union Fire
Insurance                         1,635,000            14,839         14,839

State of Oregon Equity            9,450,000            85,768         85,768

Starvest Combined Portfolio       2,080,000            18,878         18,878

Nalco Chemical Company              655,000             5,944          5,944

Island Holdings                      95,000               862            862

CIBC World Markets                  500,000             4,538          4,538

---------
(1) Assumes a conversion price of $110.18 per share and a cash payment in lieu of any fractional interest.

(2) Assumes that any holders of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of $110.18 per share.

Other than as may be stated in any additional prospectus supplement, none of the selling holders has had any material relationship with us or with our affiliates within the past three years.

                            -----------------------

     The securities offered hereby involve a high degree of risk. See "Risk
                Factors" beginning on page 4 of the prospectus.

    These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Securities and Exchange Commission or any
   State Securities Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                            -----------------------

          The date of this prospectus supplement is September 7, 2000.


                                       2